Exhibit 99.1

FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP ANNOUNCES

THIRD QUARTER 2017 RESULTS AND FOURTH QUARTER GUIDANCE

THE WOODLANDS, Texas, November 8, 2017 / PRNewswire / - CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) announced third quarter 2017 consolidated financial results and provided fourth quarter guidance.

The compression services market is demonstrating signs of an accelerated recovery as indicated by several key third quarter operations and sales related metrics for CSI Compressco:

•	Deployed service fleet horsepower increased sequentially by 2.7%, to 886,971
•	Overall service fleet utilization increased 250 bps compared to the end of the second quarter, to 81.4%
•	All horsepower categories (small, medium, large) achieved increased utilization compared to Q2-17
•	Orders to build additional high horsepower compression equipment for the service fleet were initiated with the expectation of being placed in service beginning in Q4-17
•	Compression service price increase efforts in place that are expected to result in additional revenue contribution beginning in Q4-17
•	Orders for new equipment sales were $37 million compared to $12 million in Q2-17
•	The book-to-bill ratio was 4.9X(1)
•	Backlog for equipment orders increased from $24 million in Q2-17 to $53.6 million in Q3-17

As a result of the improving operations and sales related performance, CSI Compressco experienced stronger third quarter financial results, as highlighted below with the following key financial metrics:

•	Net cash provided from operating activities was $13.2 million, up $3.7 million from Q2-2017
•	Free cash flow(1) was $11.0 million, up $5.7 million from Q2-17
•	Net loss of $7.8 million, compared to $6.4 million loss in in Q2-17
•	Adjusted EBITDA(1) was $23.3 million, compared to $19.5 million in Q2-17
•	Distributable cash flow(1) was $10.8 million, resulting in a distribution coverage ratio of 1.56X
•	Maintenance capital expenditures declined to $3.8 million from $5.7 million in Q2-17 as equipment previously idle has been deployed

   (1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B, C, and D.

Consolidated revenues for the quarter ended September 30, 2017, were $71.6 million compared to $75.3 million for the second quarter of 2017 and $70.7 million for the third quarter of 2016.  Sequentially, compression services revenues increased 2.8%, reflecting the improvements in utilization and the impact of recent price increases.  Equipment sales declined $4 million compared to the second quarter reflecting the timing of new equipment shipments.  Pre-tax loss for the quarter ended September 30, 2017 was $7.0 million (inclusive of a favorable $1.3 million non-cash adjustment to the fair market value of the Series A Preferred and a $3.0 million favorable insurance settlement for equipment previously damaged) compared to a $5.8 million loss for the second quarter of 2017 (which included $5.5 million favorable impact from a fair market value adjustment of the Series A Preferred) and $15.8 million loss for the third quarter of 2016.

As of September 30, 2017, aggregate compression services fleet horsepower totaled 1,090,103 and the fleet utilization rate was 81.4%.  Utilization of our highest horsepower category, equipment of 801 and higher horsepower, was 90.1% at the end of September 2017.   We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.  We do not exclude idle horsepower under repair or horsepower that is otherwise impaired from our calculation of utilization rate.  CSI Compressco is experiencing strong customer demands in West Texas, South Texas and the Oklahoma area markets, in part to meet increasing demand resulting from the higher gas content from new oil wells.

Unaudited results of operations for the quarter ended September 30, 2017 compared to the prior quarter and the corresponding prior year quarter are presented in the accompanying financial tables.

	Three Months Ended
	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Q3-17 vs. Q2-17	Q3-17 vs. Q3-16
	(In Thousands, Except Ratios, and Percentages)
Net loss	$ (7,821)	$ (6,372)	$ (15,971)	(23)%	51%
Adjusted EBITDA(1)	$ 23,341	$ 19,505	$ 23,967	20%	(3)%
Distributable cash flow(1)	$ 10,778	$ 5,769	$ 12,715	87%	(15)%
Quarterly cash distribution per unit	$ 0.1875	$ 0.1875	$ 0.3775	—	(50)%
Distribution coverage ratio(1)	1.56x	0.85x	0.99x	—	—
Net cash provided by operating activities	$ 13,218	$ 9,533	$ 9,958	39%	33%
Free cash flow(1)	$ 10,982	$ 5,271	$ 6,162	108%	78%
(1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B and C.

Stuart M. Brightman, President and Chairman of the Board of CSI Compressco, commented, “We are seeing positive momentum from several areas, including demand for more compression equipment to address field gathering system requirements, gas lift opportunities, GasJack® units to address late life wells, new orders for the fabrication and purchase of equipment by midstream companies and operators, and stronger demands for aftermarket parts and services.  This momentum has accelerated in recent months and has allowed us to deploy equipment that was previously idle.  Customers are changing their focus from acreage acquisition to increased production from their existing fields, requiring additional compression capacity for their gathering systems, with many incremental wells coming online with a higher gas to oil ratio (GOR).  We are also seeing increased demand for gas lift applications. This impacts our smaller and midsized compression equipment that is utilized primarily in enhanced oil recovery applications at the well site, with particular areas of strength being the SCOOP/STACK and Permian Basin areas.

“Additionally we have placed orders for compressors and engines to fabricate and deploy larger horsepower equipment to meet the increasing demands primarily from our exisiting customers, particularly in West and South Texas, as we have more visibility into their compression services needs for 2018. Our fabrication operations in Midland have added resources to address the increasing backlog for third party sales (backlog up to $53.6 million) and demands to deploy new equipment for our fleet of compression equipment.  We also expect that field related make ready costs and catch up maintenance capital expenditures will continue to decline as medium to large horsepower equipment that was previously idle is expected to be deployed by the end of 2017. We also anticipate that our efforts to increase footprint of our compression services in Latin America will accelerate in 2018.”

“On August 1, we successfully launched our fully integrated ERP system that automates our quote to cash process and streamlines our business processes.  Our sales team and field technicians are now connected with real time visibility to all resources, with automated resource scheduling and improved parts management providing us real time metrics to support us in managing our business in a rapidly changing environment.  We have started to receive the benefit of lower costs and increased efficiencies from this new system and expect to generate more than $4.0 million of annualized cost savings by mid-2018.  We also expect to see the benefits to working capital by accelerating our invoicing and reducing inventory levels.”

Forward-Looking Guidance

Our total capital expenditure forecast for 2017 remains at $25 million to $30 million, which is inclusive of maintenance capital expenditures that are projected to be $16 million to $18 million for the year.

The momentum from improved utilization, better pricing and new equipment orders is expected to continue into the coming quarters.  As a result, we expect fourth quarter 2017 net loss and adjusted EBITDA to be sequentially better than the third quarter when excluding the benefit of the $3 million insurance proceeds received in the third quarter.

Conference Call

CSI Compressco will host a conference call to discuss third quarter 2017 results today, November 8, 2017, at 10:30 a.m. Eastern Time. The phone number for the call is 866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com.

Third Quarter 2017 Cash Distribution on Common Units

On October 20, 2017, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2017 of $0.1875 per outstanding common unit, which will be paid on November 14, 2017 to common unitholders of record as of the close of business on November 1, 2017. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the third quarter of 2017 was 1.56X.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,800 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy, including our 2014 acquisition of Compressor Systems, Inc.; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
	(in Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$ 51,662	$ 50,256	$ 53,103	$ 152,415	$ 173,341
Aftermarket services	9,517	10,529	8,286	29,433	26,403
Equipment sales	10,419	14,530	9,325	30,617	28,751
Total revenues	71,598	75,315	70,714	212,465	228,495
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	28,347	28,803	26,961	86,193	88,526
Cost of aftermarket services	7,733	8,461	5,735	23,816	19,632
Cost of equipment sales	9,424	13,321	7,830	28,141	24,407
Total cost of revenues	45,504	50,585	40,526	138,150	132,565
Depreciation and amortization	17,361	17,204	17,822	51,860	55,016
Impairments of long-lived assets	—	—	—	—	7,866
Insurance recoveries	(2,352)	—	—	(2,352)	—
Selling, general, and administrative expense	8,682	8,230	9,279	25,678	27,692
Goodwill Impairment	—	—	—	—	92,334
Interest expense, net	11,071	10,449	9,762	31,903	27,434
Series A Preferred fair value adjustment	(1,300)	(5,528)	7,198	(4,963)	7,198
Other (income) expense, net	(319)	141	1,898	(216)	2,893
Loss before income tax provision	(7,049)	(5,766)	(15,771)	(27,595)	(124,503)
Provision (benefit) for income taxes	772	606	200	2,191	1,497
Net loss	$ (7,821)	$ (6,372)	$ (15,971)	$ (29,786)	$ (126,000)

Net income per diluted common unit	$ (0.22)	$ (0.21)	$ (0.47)	$ (0.85)	$ (3.72)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors;
•	determine the Partnership's ability to incur and service debt and fund capital expenditures; and
•	monitor the financial performance measure used in the Partnership’s bank credit facility financial covenant.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and before certain non-cash charges consisting of impairments, bad debt expense attributable to bankruptcy of customer, non-cash costs of compressors sold, equity compensation, fair value adjustments of our Preferred Units, administrative expenses under the Omnibus Agreement paid in equity using common units, severance expense, and software implementation expense.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended September 30 2017, June 30, 2017, Septmber 30, 2016, and the nine-month periods ended September 30, 2017 and 2016:

Schedule B - Reconciliation of Net Income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

	Three Months Ended			Nine Months Ended
	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
	(In Thousands)
Net loss	$ (7,821)	$ (6,372)	$ (15,971)	$ (29,786)	$ (126,000)
Interest expense, net	11,071	10,449	9,762	31,903	27,434
Provision for income taxes	772	606	200	2,191	1,497
Depreciation and amortization	17,361	17,204	17,822	51,860	55,016
Impairments of long-lived assets	—	—	—	—	7,866
Goodwill Impairment	—	—	—	—	92,334
Bad debt expense attributable to bankruptcy of customer	—	—	728	—	728
Non-cash cost of compressors sold	2,406	2,015	890	6,737	2,831
Equity Compensation	261	935	775	2,152	2,236
Series A Preferred transaction costs	—	—	3,046	37	3,046
Series A Preferred fair value adjustments	(1,300)	(5,528)	7,198	(4,963)	7,198
Gain on extinguishment of debt	—	—	(540)	—	(540)
Omnibus expense paid in equity	—	—	—	1,746	—
Severance	8	—	57	63	562
Other	583	196	—	779	—
Adjusted EBITDA	$ 23,341	$ 19,505	$ 23,967	$ 62,719	$ 74,208

Less:
Current income tax expense	545	479	258	1,715	1,227
Maintenance capital expenditures	3,841	5,698	2,771	14,119	6,519
Interest Expense	11,071	10,449	9,762	31,903	27,434
Severance	8	—	57	63	562
Plus:
Non-cash interest expense	2,902	2,890	1,596	8,721	3,688
Distributable cash flow	$ 10,778	$ 5,769	$ 12,715	$ 23,640	$ 42,154

Cash distribution attributable to period	$ 6,916	$ 6,765	$ 12,799	$ 20,774	$ 38,367

Distribution coverage ratio	1.56x	0.85x	0.99x	1.14x	1.1x

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended September 30 2017, June 30, 2017, September 30, 2016, and the nine-month periods ended September 30, 2017 and 2016:

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Results of Operations (unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
(In Thousands)
Cash from operations	$ 13,218	$ 9,533	$ 9,958	$ 24,572	$ 45,522
Capital expenditures, net of sales proceeds	(2,236)	(4,262)	(3,796)	(13,713)	(7,602)
Free cash flow	$ 10,982	$ 5,271	$ 6,162	$ 10,859	$ 37,920

Schedule D – Third Quarter 2017 Book to Bill Ratio

New orders received	$37.0 million
New equipment sales	$7.5 million
Book to bill ratio	4.9x

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio V Serrano, Chief Financial Officer

Phone:  281-364-5029

www.csicompressco.com